EXHIBIT 99.2

Annie’s Announces Filing of Registration Statement for Stock Offering and Concurrent Stock Repurchase

BERKELEY, Calif.—March 1, 2013—Annie’s, Inc. (NYSE: BNNY), a leading natural and organic food company, today announced the filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission with respect to a proposed underwritten offering of 3.5 million shares of common stock to be sold exclusively by affiliates of Solera Capital. The selling stockholders will also grant the underwriters an option to purchase an additional 525,000 shares to cover over-allotments. The company will not receive any proceeds from the sale of shares by the selling stockholders. Simultaneously with the closing of the offering, Annie’s will repurchase an additional 500,000 shares from the selling stockholders at the same price to be paid by the underwriters in the underwritten offering.

Annie’s will repurchase the additional shares utilizing borrowings under its bank line of credit, which is expected to be increased from $20 million to $40 million prior to the consummation of the transaction, together with cash on hand. The consummation of the stock repurchase is conditioned upon the simultaneous consummation of the proposed underwritten offering.

The book-running managers for the proposed offering are Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC.

The offering will be made only by means of a prospectus. A copy of the preliminary prospectus, when available, may be obtained from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by telephone at +1 (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solution, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at +1 (866) 803-9204.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors and synthetic colors and preservatives regularly used in many conventional packaged foods. Today, Annie’s offers more than 125 products and is present in over 25,000 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner.

Media Contact:

Donald C. Cutler

Kekst and Company Incorporated for Annie’s

Tel: 415-852-3903

donald-ccutler@kekst.com